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                             MANAGEMENT AGREEMENT

      This agreement is dated as of January 21, 1993, by and between UNITED COMMUNITY AND HOUSING DEVELOPMENT CORPORATION, a California nonprofit public benefit corporation ("Company") having an office at 5455 Wilshire Boulevard, Suite 2100, Los Angeles, California 90036-4243 and SENIOR QUARTERS MANAGEMENT CORP., a New York corporation ("Manager") having an office at 60 Vanderbilt Motor Parkway, Commack, New York 11725.

      A. Concurrently herewith the Glen Cove Industrial Development Agency ("Issuer") is entering into that certain Ground Lease, dated as of the date hereof ("Ground Lease") by and between The Regency at Glen Cove, Inc. ("Land Owner", as Land Owner, and Issuer as Tenant, pursuant to which Issuer is leasing certain real property in Glen Cove, New York).

      B. Concurrently herewith, Company and Issuer are entering into that certain Installment Sale Agreement, dated as of January 1, 1992 (the "Sale Agreement"), by and between Issuer and Company providing for, among other things, the assignment of Issuer's rights and obligations under the Ground Lease to Company.

      C. In conjunction with the sale Agreement, Company is obtaining financing for the construction of the "Project" (as hereinafter defined) through the sale of Glen Cove Industrial Development Agency Civic Facility Revenue Bonds (The Regency at Glen Cove) 1992 Series A, 1992 Series B and 1992 Taxable Series C (hereinafter collectively referred to as the "Bonds"). The proceeds from the sale of the Bonds will be administered and disbursed pursuant to that certain Trust Indenture, dated as of January 1, 1992 (the "Indenture"), by and between Issuer and First Interstate Trust Company of New York (Trustee").

      D. Repayment of the Series A Bonds and Taxable Series C Bonds will be secured by that certain First Mortgagee and Security Agreement dated as of January 1, 1992 (the "First Mortgage"), made by Issuer in favor of Trustee. Repayment of the Series B Bonds will be secured by that certain Second Mortgage and Security Agreement dated as of January 15, 1992 (the "Second Mortgage"), made by Issuer in favor of Trustee (the First Mortgage and Second Mortgage together with any amendments, supplements, consolidations or extensions thereof and any other deed of trust or mortgage securing any Additional Bonds, Alternative Indebtedness or obligations issued or incurred in accordance with the Indenture, on parity with or to refund such Bonds or Additional Bonds are collectively referred to herein as the "Mortgages"). Issuer's interest in the Sale Agreement (other than certain rights to indemnification, notices, fees and expenses) has been assigned to the Trustee pursuant to the terms of the Sale Agreement and the Indenture.

      E. The Indenture, Sale Agreement, Mortgages, Notes and all other documents entered into in connection with the Bond as they may be amended from time to time, are collectively referred to herein as the "Loan Documents".

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      NOW THEREFORE, in consideration of the mutual promises and agreements between the parties and other good and valuable consideration the receipt and sufficiency of which is hereby a knowledged, Company and Manager do hereby mutually agree as follows:

      1. APPOINTMENT AND ACCEPTANCE. Company appoints Manager as exclusive manager for the management of the Project described in Section 2 of this Agreement, and Manager accepts the appointment, subject to the terms and conditions set forth in this Agreement.

      2. DESCRIPTION OF PROJECT AND PROJECT CONTROL. The Project to be managed by Manager under this Agreement (the "Project") is comprised of an adult home facility licensed by the New York State Department of Social Services Bureau of Certification for Adult Services ("Adult Home Units") consisting of land, buildings and other improvements. The Project is further described as follows:

            Name:       The Regency at Glen Cove

            Location:   Street Address:       94-96 School Street
                        City: Glen Cove
                        County:     Nassau
                        State:New York

            Number of units:  96 Adult Home Units.

            Manager will be responsible to oversee, operate and manage all of the Adult Home Units. It is Manager's responsibility to ensure that the operation of the Project complies with all federal, New York State and Glen Cove laws and regulations, including all applicable Adult Care Facility laws.

            Notwithstanding any authority granted to Manager herein, Company shall, at all times, retain sole authority and control over the operations of the Project (including compliance with all applicable laws and regulations) and shall establish reasonable general management policies from time to time to be adhered to by Manager in the performance of Manager's services hereunder. All powers and duties not specifically delegated to Manager herein shall remain the sole responsibility of Company.

      3.    DEFINITIONS.  As used in this Agreement:

            a. "MORTGAGES" means the Mortgages and any "Fee Mortgage" or "Leasehold Mortgage" (as such terms are defined in the Ground Lease).

            b. "MORTGAGEE" means any holder of the Mortgages including the trustee and any "Fee Mortgagee" or "Leasehold Mortgagee" (as such terms are defined in the Ground Lease).


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            c.    "PROJECT REVENUE" shall have the meaning as set forth in the
                  Indenture.

            d. All other terms capitalized and not otherwise defined herein shall have the meaning set forth for the same in the Indenture.

      4.    MANAGEMENT PLAN.

            Attached hereto as exhibit "A" and hereby incorporated herein, is a copy of the management plan for the Project which provides a comprehensive and detailed description of the policies and procedures to be followed initially in the management of the Project (the "Management Plan"). In many of its provisions, this Agreement briefly defines the nature of the Manager's obligations, with the intention that reference be made to the Management Plan for more detailed policies and procedures.

            Accordingly, Company and Manager shall comply with all applicable provisions of the Management Plan, regardless of whether or not specific reference is made thereto in any particular provision of this Agreement.

      5.    MANAGEMENT INPUT DURING LOAN DOCUMENT PROCESSING.

            Manager will advise and assist company with respect to management input in connection with Company's compliance with the Loan Documents and the Company's Tax Certificate during the term of this Agreement. Manager's specific tasks will be as follows:

            a. Preparation and submission to company of a recommended operating budget for the initial operating year of the Project.

            b.    Preparation and submission to Company of the    monthly
                  statement of income and expenses throughout the term of this Agreement.

            c. Participating in the on-site inspection of the Project, if required by the Issuer or Trustee, approximately ninety (90) days prior to initial occupancy of the Project.

            d. Obtain and maintain any and all licenses, certificates, permits and approvals, as more fully described in Section 24 hereof.

            e. Continuing review of the Management Plan, for the purpose of keeping Company advised if necessary or desirable changes.

      6.    BASIC INFORMATION.



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            Company will furnish Manager with a complete set of plans and specification as finally approved and copies of all guarantees and warranties pertinent to construction, fixtures, and equipment. With the aid of this information and inspection by competent personnel, manager will thoroughly familiarize itself with the character, location, construction, layout, plan and operation of the Project and especially of the electrical, heating, plumbing, air-conditioning and ventilating systems, the elevators, and all other mechanical equipment, as applicable. Manager shall maintain direct liaison with Company's Design Architect and Contractor following completion of construction.

      7.    ADMISSIONS AGREEMENT.

            Manager will offer the Adult Home Units and the Administrator of the Project will enter into Admission Agreements ("Admission Agreements") as Company's representative with residents with respect thereto. Company shall pass a board resolution specifically authorizing the Administrator to so execute such Admission Agreements. Incidental to such offerings, the following provisions will apply:

            a. Manager will make preparation for initial occupancy as described in the Management Plan.

            b.    Manager will show the Project to prospective residents.

            c. Manager will take and process applications for admission. If an application is rejected, the applicant will be told the reason for rejection, and the rejected application, with reason for rejection noted thereon, will be kept on file for such periods as may be necessary to comply with applicable federal and New York State law. A current list of prospective residents will be maintained.

            d. Manager will prepare all Admission Agreements and parking permits, and will execute the same in its name, identified thereon as agent for Company. The terms of all Admission Agreements will comply with all federal, state and local laws and regulations. Admission Agreements will be in a form approved by the New York State Department of Social Services and by Company.

            e. Company will furnish Manager with fee schedules describing the basic monthly charges plus other optional service charges. Company will update such schedules from time to time and Manager will be responsible for the implementation of such updates.

      8.    COLLECTION OF SERVICE FEES AND OTHER RECEIPTS.



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            Manager will use its best efforts to collect when due all monthly service fees, charges and other amounts receivable on Company's account in connection with the management and operation of the Project. Such receipts will be deposited (a) so long as the Loan Documents are in force, in the Revenue Fund and in accordance with the requirements of the Loan Documents and (b) thereafter, in accounts insured by the United States Government. (These Accounts are collectively referred to herein as the "Admission Account"). Manager will be a permitted signatory on the Admission Account.

      9. RESIDENT COMPLIANCE. Manager will use its best efforts to secure full compliance by each resident with the terms of his or her Admission Agreement. Voluntary compliance will be emphasized and Manager will counsel residents and make referrals to community agencies in cases of financial hardship or under other circumstances deemed appropriate by Manager, to the end that involuntary termination of residencies may be avoided to the maximum extent consistent with sound management of the Project and the charitable purposes of Company. Nevertheless, and subject to the pertinent procedures prescribed in the Management Plan, Manager may lawfully terminate any Admission Agreement when, in Manager's judgment and in compliance with the policies adopted by Company from time to time, sufficient cause (including, but not limited to, the nonpayment of the monthly service fee) for such termination occurs under the terms of such resident's Admissions Agreement. In the event that Manager determines there is cause for termination of an Admission Agreement, Manager shall take such steps as prescribed by the New York State Social Services Law. For these purposes, Manager is authorized to consult with legal counsel of its choice, to be approved by Company, to bring actions to terminate admission agreements and judicial pleading incident to such actions; provided however that Manager will keep Company informed of such actions and will follow State law applicable to any such action. Attorney's fees and other necessary costs incurred in connection with such actions will be paid out of the Admission Account as operating expenses of the Project.

            Manager shall undertake involuntary termination proceedings only after receipt of Company's express written authorization and instruction to do so.

            Notwithstanding the authority granted to Manager herein, Manager will comply with Company's reasonable policies of maintaining in residence any residents who, subsequent to their initial acceptance into the Project, become unable to pay the regular charges; provided, however, that all residents must be able to pay the monthly fees at the time being accepted into the Project and satisfy reasonable requirements established by Company with respect to their ability to pay future fees and charges.

            Manager will further refrain from adopting any admission, collection or termination policy that would jeopardize the status of Company under Section 501


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            (c) (3) of the Internal Revenue Code of 1986, and amended, or violate any provision of New York Social Services Laws.










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                            APPROVAL CERTIFICATE


This is an Approval Certificate to the Management Agreement dated January 21, 1993, and amended July 11, 1994 by and between National Healthplex Inc. (Company) and Senior Quarters Management Corp. (Manager).

PARAGRAPH 10(e): The Manager hereby seeks approval from the Company, and the Company hereby grants its approval and consent, for the Manager to exceed a $10,000 expenditure for labor and materials in connection of the completion of the cancelled Lakeville Industries (Sirlin) capital improvement contract. It is understood that the Company requested and the Manager accepted this undertaking.

PARAGRAPH 19(b): The Manager hereby seeks approval from the Company, and the Company hereby grants its approval and consent, for the Manager to combine health insurance and related benefits (including a possible 401k), advertising, including public relations, and other marketing activities with other facilities owned or operated by Manager or its Affiliates. The cost of these activities will be prorated for each facility that participates in each program.

PARAGRAPH 19(b): The Manager hereby seeks approval from the Company, and the Company hereby grants its approval and consent, for an exception from soliciting written cost estimates from three suppliers in relation to the previously referenced approval of paragraph 10(e) in relation only to the Lakeville Industries contract for the fiscal year 7/94 to 6/95.


All other terms and conditions of the Management Agreement dated January 21, 1993 and amended July 11, 1994 shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Approval Certificate through their duly authorized representatives as of the 17 day of July, 1995.


      COMPANY                            NATIONAL HEALTHPLEX, INC.


                                          By: /s/ ------------------------------
                                              Larry Morehead, Executive Director


      MANAGER:                           SENIOR QUARTERS MANAGEMENT CORP.


                                          By: /s/ ------------------------------
                                              Evan A. Kaplan, President

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